Exhibit 10.6

December 12, 2018

Dear Lynne Puckett:

Congratulations! I am pleased to offer you the position of Senior Vice President, General Counsel for Celanese Corporation, reporting to the CEO. Your position will be based at our Global headquarters in Irving, Texas. We are confident that you will be a great addition to Celanese, and we are thrilled to have you join the team! This letter outlines the basic components of your offer.

Base Salary
Your base salary will be $520,000 per year and will be payable on a bi-weekly basis in accordance with the Company’s normal payroll practice. In addition to offering a competitive base salary, we offer bonus and equity opportunities, as well as best in class benefits outlined below.

Annual Bonus
You will be eligible to participate in the Company’s annual executive incentive plan. Our bonus plan uses both financial and non-financial measures and your personal performance to determine your actual bonus payout each year. For 2019, your annual bonus opportunity at target will be 75% of your eligible wages (the “Target”).  A personal performance modifier also currently allows for an additional adjustment of your planned bonus payout to reflect your individual performance relative to your annual objectives.

You must be employed by Celanese at the time, in general, such bonus payments are made in March of the following year, in order to remain eligible to receive the bonus payout.

Long-Term Incentive Awards
Celanese currently delivers Long-Term Incentive (LTI) compensation to select employees through annual grants of equity awards. Annual LTI awards are planned to occur in the first quarter of each calendar year. Each year, the Compensation Committee evaluates the level of awards and the mix among various stock-based vehicles. You will be eligible and considered for an annual LTI award consistent with your position at the Company and your individual contribution and performance. Beginning in 2019, you will be eligible for an annual LTI award at a target value of $1,000,000.

Initial Equity Award
Celanese believes that an employee’s interests should be aligned with shareholder interests, in part through equity ownership in the Company. As a result, you will receive an equity award of $1,800,000 as part of your initial offer package. Your initial equity award will consist of the following:
Time-vesting Restricted Stock Units (Time-vesting RSUs): You will receive an award of Time-vesting RSUs having a grant date fair value equal to $1,800,000 that will vest 33%/33%/34% over three years from the grant date.

The complete terms of your sign-on award will be delivered to you as an award agreement subject to approval by the Compensation Committee of the Board of Directors at the next meeting following your start date. Your sign-on award will be granted pursuant to the Celanese 2018 Global Incentive Plan and you will be required to sign appropriate award agreements and the Celanese LTI Claw-back agreement in order to receive the award.

Sign-on Bonuses
You will receive a one-time Sign-on Bonus cash payment in the amount of $375,000 less applicable deductions, which is payable through our normal payroll process within thirty (30) days of your start date.

Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese reserves the right to seek full repayment of the Sign-on Bonus.

Additionally, you will receive a one-time long-term cash payment in the amount of $200,000 less applicable deductions. The long-term cash payment is payable over three years in three equal payments on the anniversary of your start date with Celanese.

Employee Benefits
During your employment, you will be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits that are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance (1 times annual base pay), and a retirement savings plan that includes company contributions of up to 11% (comprised of 401(k) matching contributions of 100% on the first 6% of the employee’s contributions plus a 5% company retirement contribution), subject to IRS code restrictions.

Relocation
Celanese will assist in your relocation to the Dallas area under the provisions of our relocation policy for new employees in effect at that time. Generally, this policy provides temporary living up to ninety (90) days, the shipment of household goods, home sale and purchase assistance (for homeowners) and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. This will be discussed along with other details of your relocation policy during your intake session. The Celanese relocation policy will be provided to you under separate cover.

Vacation
You will be entitled to four (4) weeks annual vacation in accordance with the Company’s vacation policy. In addition to annual vacation, we observe 10 Company holidays and 4 floating holidays each year.

Restrictive Covenant Agreement (RCA)
As a condition of your employment, you will be required to execute a Restrictive Covenant Agreement (the “RCA”) with the Company regarding protection and non-disclosure of confidential information and non-competition, non-solicitation and no hire.  A copy of this agreement will be provided to you under separate cover.

Background Check & Drug Screen
This offer of employment is contingent upon the satisfactory completion of a background check and pre-employment examination including tests for substance abuse. If not satisfactorily completed, the offer will be rescinded. It is noted that the background check and drug screen have already been satisfactorily completed.

Employment Verification
As required by law, we will need to verify and document your identity and eligibility for employment in the United States. You can find a complete list of acceptable documents at http://www.uscis.gov/files/form/i-9.pdf. Please bring appropriate documentation on your start date. Do not complete the form in advance; you must complete it on your first day of employment.

Terms & Conditions of Employment
This offer letter constitutes the full terms and conditions of your employment with the Company. It is contingent on a start date no later than February 14, 2019. It also supersedes any other oral or written promises that may have been made to you.

Sincerely,

Celanese

Acknowledgment of Offer:
(Please check one)

☑
I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.

☐	I decline your offer of employment.

Signature:	/s/ A. Lynne Puckett	Date:	12/13/2018

Anticipated Start Date: Feb 13, 2019

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